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EXHIBIT F










Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

                            Re:  Case No. 70-8941

Gentlemen:

            Referring to the Application or Declaration on Form U-1 filed by Allegheny Power System, Inc. ("APS"), Allegheny Power Service Corporation ("APSC"), Monongahela Power Company ("MP"), The Potomac Edison Company ("PE"), and West Penn Power Company ("WPP")(MP, PE and WPP are sometimes hereinafter collectively referred to as the "Electric Utility Companies")under the Public Utility Holding Company Act of 1935 with respect to amending the APSC service agreements with the Electric Utility Companies, entering into a new service agreement between the Electric Utility Companies, and using an existing allocation factor for unregulated subsidiaries, all as more particularly described in the Application or Declaration of which this Opinion is a part, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion.

            I understand that the actions taken in connection with the proposed transactions will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers of AGC in connection with the described transactions has been or will be taken prior thereto.

            Based upon the foregoing, I am of the opinion that if the said Application or Declaration is permitted to become effective and the proposed transactions are consummated in accordance therewith: (i) all state laws applicable to the proposed transaction will have been complied with; and (ii) the consummation of the proposed transactions will not violate the legal rights of the holders of any of the securities issued by APS, APSC, the Electric Utility Companies or by any associate or affiliate company of any of them.

            This opinion does not relate to State Blue Sky or securities laws.

            I consent to the use of this Opinion as part of the Application or Declaration to which it is appended.

                                          Very truly yours,

                                                /s/
                                          Thomas K. Henderson
                                          Counsel for
                                          ALLEGHENY POWER SYSTEM, INC.
                                          ALLEGHENY POWER SERVICE CORPORATION
                                          MONONGAHELA POWER COMPANY
                                          THE POTOMAC EDISON COMPANY
                                          WEST PENN POWER COMPANY